EXHIBIT 2.24

PROMISSORY NOTE

FOR VALUE RECEIVED, Lorus Therapeutics Inc. (the “Debtor”) hereby promises to pay to or to the order of Herbert Abramson (the “Lender”) the principal amount of $1,000,000 (the “Principal Amount”) in lawful money of Canada, with interest thereon at the rate of 10% per annum.  The outstanding Principal Amount, together with any accrued and unpaid interest thereon, will be payable by the Debtor to the Lender upon the business day which is the day before the six month anniversary of the date of this Promissory Note.

This Promissory Note shall enure to the benefit of and be enforceable by the Lender and any of his respective heirs, executors, administrators or other legal representatives.

All payments hereunder will be made without days of grace, presentment, protest, notice of dishonour or any other notice whatsoever, all of which are hereby expressly waived by the maker and each endorser hereof.

The Debtor hereby acknowledges that the Lender may declare the Principal Amount outstanding under this Promissory Note to be forthwith due and payable, whereupon the same shall become and be forthwith due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Debtor, upon the occurrence of any of the following events:

(a)	the Debtor fails to pay any or all interest payable when due;

(b)
the Debtor ceases or threatens to cease to carry on the business currently being carried on by it or a substantial portion thereof or makes or agrees to make an assignment, disposition or conveyance, whether by way of sale or otherwise, of its assets in bulk;

(c)	the Debtor is an insolvent person within the meaning of the Bankruptcy and Insolvency Act (Canada) or commits or threatens to commit any act of bankruptcy; or

(d)
the commencement of any proceeding or the taking of any step by or against the Debtor for the dissolution, liquidation or winding-up of the Debtor or for any relief under the laws of any jurisdiction relating to bankruptcy, insolvency, reorganization, arrangement, compromise or winding-up, or for the appointment of one or more of a trustee, receiver, receiver and manager, custodian, liquidator or any other person with similar powers with respect to the Debtor.

The Principal Amount hereof, together with interest accrued thereon, may at any time be repaid in full by the Debtor without bonus or penalty and with prior written notice to the Lender.

Neither the extension of time for making any payment which is due and payable under this Promissory Note at any time or times, nor the failure, delay, or omission of the Lender to exercise or enforce any of its rights or remedies under this Promissory Note, will constitute a waiver by the Lender of its right to enforce any such rights and remedies subsequently. The single or partial exercise of any such right or remedy will not preclude the Lender’s further exercise of such right or remedy or any other right or remedy.

This Promissory Note will be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

DATED as of the 6th day of October, 2009.

LORUS THERAPEUTICS INC.

Per: ________________________________

Per: ________________________________

Acknowledged and agreed:

____________________________________
Name: Herbert Abramson